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                                                                Exhibit 10.21

                          AGREEMENT AND PLAN OF MERGER

                 This Agreement and Plan of Merger (this "Agreement") is made and entered into this 10th day of November, 1997, by and among WIRELESS DOMAIN INCORPORATED, a New York corporation ("Wireless Domain"), TELULAR-WD CORPORATION, a New York corporation ("TWD"), TELULAR CORPORATION, a Delaware corporation ("Telular"), and certain STOCKHOLDERS OF WIRELESS DOMAIN INCORPORATED who are signatories hereto ("Wireless Domain Stockholders");

                              W I T N E S S E T H:

                   WHEREAS, TWD and Wireless Domain have determined to enter into a business combination in the manner provided for in this Agreement;

                 WHEREAS, TWD is a wholly-owned subsidiary of Telular;

                 WHEREAS, TWD, Wireless Domain, Telular and the Wireless Domain Stockholders desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement;

                 NOW, THEREFORE, in consideration of the premises and of the representations, warranties, and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.01 THE MERGER. Subject to the terms and conditions of this Agreement, Wireless Domain shall be merged with and into TWD (the "Merger") in accordance with the New York Business Corporation Law (the "New York Code") and the separate corporate existence of Wireless Domain shall cease. TWD shall be the surviving corporation, shall have the name of Telular-WD Corporation, shall be a wholly-owned subsidiary of Telular, and shall continue to be governed by the laws of the State of New York. TWD, as the surviving corporation, is hereinafter sometimes referred to as the "Surviving Corporation."

         1.02 CLOSING. The closing of the Merger (the "Closing") shall take place, subject to satisfaction or waiver of all conditions set forth in Article VII hereof, at the offices of Covington & Burling, Washington, D.C., or such other place as to which the parties may agree, at 10:00 a.m. local time, on November 10, 1997, or such other Business Day (as hereinafter defined) as to which the parties may agree(the "Closing Date"). For purposes of this Agreement, "Business Day" shall mean any
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day that the Office of the Department of State of the State of New York ("New
York Department of State") is open for receipt of corporate filings.

         1.03 EFFECTIVE TIME. On the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the New York Department of State a certificate of merger (the "New York Certificate of Merger") in such form as required by, and duly executed and acknowledged in accordance with, the New York Code. The Merger shall be effective (the "Effective Time") upon the filing of the Certificate of Merger with the New York Department of State as provided in the New York Code. At the Effective Time, the effect of the Merger shall be as provided in the New York Code. Without limiting the generality of the foregoing, upon the Effective Time, the separate existence of Wireless Domain shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties of each of TWD and Wireless Domain, and all and singular, the rights, privileges, powers and franchises of each of TWD and Wireless Domain. All property, real, personal and mixed, and all debts due to each of TWD and Wireless Domain on whatever account, as well for stock subscriptions as all other things in action or belonging to each of TWD and Wireless Domain shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of TWD and Wireless Domain, and the title to any real estate vested by deed or otherwise in either of TWD or Wireless Domain shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of any of TWD and Wireless Domain shall be preserved unimpaired, and all debts, liabilities and duties of each of TWD and Wireless Domain shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         1.04 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-Laws of TWD in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation and shall continue until amended in accordance with their provisions and applicable law.

         1.05    BOARD OF DIRECTORS AND OFFICERS.

         (a) At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of TWD immediately prior to the Effective Time and the terms of those directors after the Effective Time shall be the
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same as their respective terms immediately prior to the Effective Time.

         (b) The officers of TWD shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.

         1.06 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances in law or any other acts are necessary or desirable to (a) vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of Wireless Domain, or (b) otherwise carry out the purposes of this Agreement, Wireless Domain and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, or assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Wireless Domain or otherwise to take any and all such actions.

         1.07    CONVERSION OF SHARES; CLOSING BALANCE SHEET.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

         (a) all shares of Wireless Domain Common Stock owned by Telular shall be cancelled;

         (b) each share of Wireless Domain Common Stock held by Wireless Domain in treasury immediately prior to the Effective Time shall be cancelled without the payment of any consideration;

         (c) each then outstanding share of common stock, par value $.01 per share, of Wireless Domain ("Wireless Domain Common Stock") shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into forty (40) shares of Common Stock of Telular, par value $.01 per share ("Telular Common Stock"); and

         (d) each share of TWD capital stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.
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         1.08    SURRENDER OF CERTIFICATES.

         (a) After the Effective Time, no holder of Wireless Domain Common Stock which is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such Wireless Domain Common Stock except to receive the consideration for the shares of Wireless Domain Common Stock converted as provided in Subsection 1.07(c) (the "Merger Consideration"), consisting of the shares of Telular Common Stock to be issued pursuant thereto (the "Telular Shares").

         (b) Each holder of a stock certificate or stock certificates representing outstanding shares of Wireless Domain Common Stock immediately prior to the Effective Time shall, upon surrender of such certificate or certificates to TWD after the Effective Date be entitled to receive a stock certificate or stock certificates representing the number of shares of Telular Common Stock into which such shares of Wireless Domain Common Stock have been converted as provided by Subsection 1.07(c).

         (c) Until a certificate for shares of Wireless Domain Common Stock is duly surrendered, no payment of Merger Consideration will be made to the record holder of such certificate, except that in the event that any stockholder is unable to surrender a certificate because it has been lost or destroyed, TWD may make distribution to that stockholder upon receipt of such affidavits, undertakings, indemnity bonds and other agreements as are customary in such circumstances.

         1.09 TRANSFERS. The stock transfer books of Wireless Domain shall be closed at the close of business on the Business Day immediately preceding the Closing Date, and the holders of record of Wireless Domain Common Stock as of the Closing Date shall be the stockholders entitled to conversion of their Wireless Domain Common Stock into Merger Consideration as provided for in this Agreement. No transfer or assignment of any shares of Wireless Domain Common Stock may take place on or after the Closing Date; and if on or after the Closing Date such certificates representing shares of Wireless Domain Common Stock are presented to Wireless Domain or its transfer agent for transfer, they shall be canceled against delivery of Telular Shares as provided herein.

         1.10 LIQUIDATION. Promptly and as soon as practicable after the Closing Date, and as part of an overall plan for Telular to acquire the assets of Wireless Domain, Telular shall cause TWD to be liquidated, with all of TWD's assets and liabilities passing to Telular. As a part of such liquidation, TWD shall, immediately after the merger at Closing, transfer the employees listed in Section 5.08 to Telular.
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                                   ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF WIRELESS DOMAIN STOCKHOLDERS

                 As a material inducement to Telular and TWD to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore or hereafter made by Telular or TWD, the Wireless Domain Stockholders hereby jointly and severally represent and warrant to Telular and TWD as follows:

         2.01 ORGANIZATION AND AUTHORITY. Wireless Domain is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the businesses that are currently conducted by it.

         2.02    CORPORATE AUTHORIZATION; RECORDS.

         (a) Wireless Domain has the corporate power and authority to enter into this Agreement and, subject to the approval of the Merger by the stockholders of Wireless Domain, to carry out its obligations hereunder. The only stockholder vote of Wireless Domain required to approve the Merger is the affirmative vote of all of the holders of the outstanding shares of Wireless Domain Common Stock entitled to vote at a meeting of stockholders of Wireless Domain held for such purpose. The execution, delivery, and performance of this Agreement by Wireless Domain and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wireless Domain.

         (b) Subject to the approvals as aforesaid, this Agreement and any agreement, document and instrument to be executed and delivered by Wireless Domain pursuant to this Agreement constitute the valid and binding agreements of Wireless Domain, enforceable against it in accordance with their respective terms, except to the extent that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or to the discretion of the court before which any proceeding therefor may be brought.

         (c) The execution and delivery by Wireless Domain of this Agreement, and the agreements, documents and instruments to be executed and delivered by Wireless Domain pursuant hereto, and the consummation by Wireless Domain of the transactions contemplated hereby, will not (a) violate or conflict with or
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result in any breach of any provision of the Articles of Incorporation or
By-Laws of Wireless Domain; (b) violate or conflict with any order, injunction, decree, statute, rule, ordinance or regulation applicable to Wireless Domain or by which any of its properties or assets may be bound; (c) except as set forth in the Disclosure Letter of even date herewith delivered by Wireless Domain to Telular and TWD (the "Disclosure Letter"), require any filing with, or permit, consent or approval of, any public governmental or regulatory body, agency or authority, labor organization or private person; (d) result in a violation or breach of, or constitute, or with giving of notice or lapse of time or both constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the indenture, license, franchise, permit, lease, contract, agreement, collective bargaining agreement, instrument or other arrangement to which Wireless Domain is a party or by which it or any of its properties or assets may be bound; or (e) result in the creation or imposition of any lien or encumbrance on the properties or assets of Wireless Domain.

         2.03 CAPITALIZATION OF WIRELESS DOMAIN. The authorized capital stock of Wireless Domain is as set forth in the Disclosure Letter. The Disclosure Letter sets forth a true and complete list of the issued and outstanding shares of Wireless Domain Stock and any other capital stock of Wireless Domain and the record and beneficial holders thereof. Except as set forth in the Disclosure Letter, there are no outstanding options, warrants, convertible securities, or other contractual or other rights on the part of any person to purchase, obtain or acquire Wireless Domain Stock. The shares of Wireless Domain Stock that are currently outstanding are duly and validly issued, fully paid and nonassessable. Except as set forth in the Disclosure Letter, Wireless Domain does not have any subsidiaries or hold any partnership interests, stock, or other equity interests in any other corporation, partnership, limited liability company, or other entity.

         2.04    FINANCIAL STATEMENTS.

         (a) Wireless Domain heretofore has provided to Telular true and complete copies of the financial statements of Wireless Domain as at and for the fiscal year ended September 30, 1996, and the fiscal year ended September 30, 1997 (collectively, the "Financial Statements"). The Financial Statements are true and correct in all material respects and were prepared in accordance with generally accepted accounting principles consistently applied. The Financial Statements present fairly the financial position of Wireless Domain as at the dates thereof.

         (b) The books of account, minute books, stock record books and other records of Wireless Domain, all of which have been
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made available to Telular, are complete and correct in all material respects.

         (c) All of the accounts and notes receivable reflected in Wireless Domain's balance sheet as of September 30, 1997 or which have arisen since such date, arose in the ordinary and usual course of business, represent valid obligations to Wireless Domain, in each case in the aggregate amounts thereof recorded on the books of Wireless Domain.

         2.05    TITLE TO AND CONDITION OF ASSETS.

         (a) Wireless Domain has good, marketable and insurable title to, or valid leasehold interest in, all the properties and assets it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records. None of such properties and assets is subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as expressly set forth in the September 30, 1997 Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms hereof; or (ii) for Permitted Exceptions (as defined in Section 2.17(c)).

         (b) All of the properties and assets owned, leased or used by Wireless Domain are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of Wireless Domain and are directly related to the business of Wireless Domain.

         2.06    LEASES OF REAL AND PERSONAL PROPERTY.

         (a) The Disclosure Letter sets forth a list of (i) all leases pursuant to which Wireless Domain leases, as lessee, real property; (ii) all leases pursuant to which Wireless Domain leases, as lessor, real property; and
(iii) all leases pursuant to which Wireless Domain leases, as lessee, personal property for use in its business.

         (b) Except as set forth in the Disclosure Letter, Wireless Domain as to all leases (i) has performed all material obligations required to be performed by it to date; and (ii) is not in default or, to the knowledge of the Wireless Domain Stockholders, alleged to be in default, in any material respect thereof. To the knowledge of the Wireless Domain Stockholders, there exists no material default, or any event which upon the giving of notice or passage of time would give rise to any material default, in the performance of any obligation to be performed by any other party to any of such leases.
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         2.07    CONTRACTS AND COMMITMENTS.  The Disclosure Letter sets forth all contracts, agreements, instruments or arrangements, including all amendments thereto, whether written or oral, to which Wireless Domain is a party or to which Wireless Domain or its properties or assets are subject. Except as set forth in the Disclosure Letter, such contracts, agreements, instruments or arrangements constitute the legal, valid and binding obligations of Wireless Domain, enforceable against Wireless Domain in accordance with their respective terms. To the knowledge of the Wireless Domain Stockholders, such contracts, agreements, instruments and arrangements constitute legal, valid and binding obligations of the other parties thereto, enforceable against such parties in accordance with their respective terms. Except as set forth in the Disclosure Letter, neither Wireless Domain nor, to the knowledge of the Wireless Domain Stockholders, any other party thereto is in default under any of the aforesaid contracts or arrangements.

         2.08 ABSENCE OF UNDISCLOSED LIABILITIES. The Disclosure Letter contains a complete and accurate list of all direct and indirect indebtedness of Wireless Domain as of the date hereof (whether individual, joint, several or otherwise), excluding (a) current accounts payable and (b) any indebtedness to any person which, when aggregated with all other indebtedness of Wireless Domain to such person and its affiliates, does not exceed Ten Thousand Dollars ($10,000). The Disclosure Letter also contains a complete and accurate list of all guaranties of Wireless Domain (whether individual, joint, several or otherwise), identifying the parties, amounts and maturities. Except as set forth in the Disclosure Letter, Wireless Domain had no liability or other obligation that would normally be reflected or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles and that was not fully reflected or reserved against in the Interim Financial Statements. Wireless Domain is current in its payment of debts.

         2.09 INSURANCE. All material policies of fire, liability, workers' compensation and other forms of insurance maintained as of the date hereof by or on behalf of Wireless Domain are listed and described in the Disclosure Letter (specifying the insurer, coverage and type of insurance). All such policies of insurance are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Such insurance is reasonably believed by the Wireless Domain Stockholders to be adequate for the conduct of the business of Wireless Domain.
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         2.10    TAXES AND TAX RETURNS.

         (a) Wireless Domain has timely filed with the appropriate governmental agencies all tax returns required to be filed by it on or before the date hereof (including extensions). Wireless Domain has timely paid the full amount of taxes, if any, shown to be due on such tax returns or that otherwise are due or claimed by any taxing authority to be due with respect to such tax returns. To the knowledge of the Wireless Domain Stockholders, the foregoing tax returns are complete and correct in all material respects.
Except as provided in the Disclosure Letter, no deficiency for any taxes has been proposed, asserted, or assessed against Wireless Domain, nor, to the knowledge of the Wireless Domain Stockholders is there any reasonable basis therefor. There are no tax liens upon any property or assets of Wireless Domain. Except as provided in the Disclosure Letter, no requests for waivers of the time to assess any taxes are pending or have been granted. Wireless Domain is not a party to any tax sharing or tax allocation agreement. Complete copies of all tax returns filed by Wireless Domain prior to the date hereof have been made available to Telular.

         (b) Wireless Domain has paid, or shall set up adequate reserves on the Final Closing Balance Sheet for the payment of, all taxes required to be paid in respect of the periods covered by such returns and also shall set up adequate reserves on the Final Closing Balance Sheet for the payment of all taxes anticipated to be payable in respect of all periods ending on or prior to the Closing Date (treating for this purpose the Closing Date as the last day of an applicable period, whether or not it is in fact the last day of a taxable period).

         2.11 MATERIAL ADVERSE CHANGE. Except as expressly contemplated by this Agreement (including the effects of expenses expressly contemplated by this Agreement) since September 30, 1997 there has been no material adverse change in the financial conditions, results of operations, business, assets or operations of Wireless Domain taken as a whole.

         2.12 LITIGATION AND OTHER PROCEEDINGS. There is no proceeding pending or, to the knowledge of the Wireless Domain Stockholders, threatened against Wireless Domain of any kind which questions or challenges the validity of this Agreement or that, if adversely determined, would materially adversely affect the ability of Wireless Domain to perform its obligations hereunder or to conduct its business as recently conducted. Wireless Domain is not in default with respect to any judgment, order, writ, injunction, decree or consent of any court or other judicial authority, excluding such defaults which would not have a material adverse affect on the ability of Wireless Domain to perform its obligations hereunder.

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         2.13    GOVERNMENTAL COMPLIANCE.

         (a) Wireless Domain is in compliance in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, provincial, local or foreign governmental authority. Wireless Domain has not received any notification of any asserted present or past failure by Wireless Domain to comply with such laws, rules and regulations.

         (b) To the knowledge of the Wireless Domain Stockholders, except as disclosed in the Disclosure Letter, all facilities owned, leased, used or operated by Wireless Domain or any predecessor in interest have been, and continue to be, owned, leased, used and operated in compliance with all applicable environmental laws. Wireless Domain has obtained and presently has in force, and the Disclosure Letter identifies, all permits, licenses, registrations and other authorizations and approvals needed under all applicable environmental laws to maintain and occupy the real property used by Wireless Domain to operate its business, and to dispose of all substances and materials used or owned by Wireless Domain.

         2.14 LABOR AND EMPLOYMENT. The Disclosure Letter contains a complete and accurate list of each officer, director or consultant of Wireless Domain and of each employee of Wireless Domain (including anyone on leave of absence or layoff status), specifying for each: name; job title; existence and date of any employment or other agreement with Wireless Domain, whether oral or written; current compensation paid or payable by Wireless Domain and showing any change in compensation since September 30, 1997, and vacation accrued and entitlement. No full-time officer or employee of Wireless Domain is subject to any agreement, arrangement or understanding with any person that in any way restricts or limits the scope or type of work in which the officer or employee may be engaged by Wireless Domain or requires the employee or officer to transfer, assign or disclose any intellectual property to any person other than Wireless Domain. Each of the employees identified by an asterisk in the Disclosure Letter has entered into an agreement with Wireless Domain, in substantially the form presented by Wireless Domain to Telular prior to the date hereof, providing protection to Wireless Domain with respect to (i) ownership of intellectual property created by such employee in the course of employment by Wireless Domain, (ii) protection of confidential or proprietary information of Wireless Domain to which such employee may have access, and
(iii) competition with Wireless Domain for a period of at least one year after termination of such employee's employment with Wireless Domain.

         Except as set forth in the Disclosure Letter:
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         (a)     there are no outstanding collective bargaining agreements or any written or oral employment, personal service or consulting agreements with any employee or consultant, past or present, of Wireless Domain;

         (b) Wireless Domain, to the extent required under applicable law, has in all material respects paid in full to or for all employees all wages, salaries, bonuses, commissions, holiday, sickness and vacation pay, and other direct compensation for all services performed by them, including severance and termination benefits due and payable as of the date hereof;

         (c) Wireless Domain is in compliance in all material respects with all applicable federal, state, provincial, foreign, municipal and local laws, statutes, ordinances, rules, notices, orders and regulations respecting employment and employment practices or dealing with such things as occupational safety and health, wages and overtime pay, hours of employment, unfair labor practices and employment discrimination and other terms and conditions of employment;

         (d) there is no labor strike, slowdown, work stoppage or other job action pending or, to the knowledge of the Wireless Domain Stockholders, threatened against or involving Wireless Domain;

         (e) no workers' compensation case or claim is pending or, to the knowledge of the Wireless Domain Stockholders, threatened against Wireless Domain;

         (f) Wireless Domain has no agreements or contracts nor has it conducted any negotiations with any trade union, council of trade unions, labor organization, employee bargaining agency or affiliated bargaining agent, nor do any of the foregoing hold any bargaining rights with respect to any employees of Wireless Domain that are not currently subject to a collective bargaining agreement;

         (g) Wireless Domain is not a party to any pending labor arbitrations, applications or complaints before any administrative agency or tribunal;

         (h) there are no charges of unfair labor practices, charges of employment discrimination, or charges of violations of occupational safety and health laws or wage and hour laws or laws regulating any other term or condition of employment pending before any federal,
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                 state, local, provincial or foreign agency or tribunal, or, to the knowledge of the Wireless Domain Stockholders threatened against Wireless Domain, nor, to the knowledge of the Wireless Domain Stockholders, is there any credible charge that is probable of assertion; and

         (i) to the knowledge of the Wireless Domain Stockholders, the consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former director, officer, employee or agent of Wireless Domain to any severance pay, unemployment compensation or other payment, or (b) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to, any such director, officer, employee or consultant, whether under any contract, agreement, arrangement or otherwise.

         2.15 MATERIAL INTERESTS OF CERTAIN PERSONS. To the Wireless Domain Stockholders' knowledge, no officer or director of Wireless Domain has any interest in any material contract or property (real or personal, tangible or intangible) used in or pertaining to the business of Wireless Domain.

         2.16    EMPLOYEE BENEFIT PLANS.

         (a) Except as set forth in the Disclosure Letter, Wireless Domain does not contribute, make payments or pay benefits to, or have any liability whatsoever under, any employee pension benefit plan, as such term is defined in
Section 3(2) of ERISA, any "multiemployer benefit plan" as such term is defined in Section 4001(a)(3) of ERISA, and any employee pension, retirement, profit-sharing, savings, deferred compensation, stock option, incentive award, stock bonus, severance pay (whether or not written), fringe benefit or similar plan (collectively, "Pension Plan"). Set forth in the Disclosure Letter is a complete and correct list of all employee welfare benefit plans as such term is defined in Section 3(1) of ERISA, any "multiple-employer welfare arrangement" as such term is defined in Section 3(40) of ERISA, and any employee medical, vision, dental or other health plan of a life insurance, disability, or other similar employee benefit plan ("Welfare Plan") to which Wireless Domain contributes or under which Wireless Domain makes payments or pays benefits or has any liability whatsoever. Wireless Domain has not made or entered into any plan or commitment, whether legally binding or not, to create any additional employee benefit plan, program, agreement or arrangement, or to modify or change any existing employee benefit plan, program, agreement or arrangement, that would affect any employee or terminated employee of Wireless Domain. With respect to the Welfare Plans listed in the Disclosure Letter (the "Existing Plans"), Wireless Domain, the Existing
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Plans, and the fiduciaries of the Existing Plans have complied in all material respects with all of the applicable requirements of federal, state and local law, including, but not limited to, ERISA, the United States Internal Revenue Code of 1986, as amended (the "Code"), the United States Age Discrimination in Employment Act, as amended, the Medicare secondary payer requirements, and any other applicable laws governing age discrimination, insurance or employee benefits. The Existing Plans do not have any unfunded liabilities, and Wireless Domain does not have any unfunded liabilities with respect to the Existing Plans. There are no outstanding legal actions with respect to the Existing Plans, and Wireless Domain is not aware of any legal actions that are contemplated with respect to the Existing Plans. Wireless Domain has made true and correct copies of the Existing Plans available to Telular.

         (b) Neither Wireless Domain nor any Existing Plan has any obligation to provide any type of life, medical, dental, disability, long-term care or other benefit to retirees, former employees, former directors or former independent contractors. Wireless Domain has not made, nor will it be obligated to make, to any current or former director or employee, any payment in the form of wages or other compensation as a consequence, in whole or in part, of this Agreement or of any change in the ownership or effective control of Wireless Domain.

         2.17 CONDUCT OF WIRELESS DOMAIN TO DATE. Except as set forth in the Disclosure Letter, since the date of the Financial Statements, and except as expressly reflected in the Interim Statements, there has not been in respect of Wireless Domain:

         (a) the incurrence of any debts, obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except debts, obligations and liabilities incurred in the ordinary course of business consistent with past practice;

         (b) any declaration, setting aside or payment of any dividend or distribution based on its shares, or any direct or indirect purchase, retirement, redemption or other acquisition of any of its shares or other securities or any obligation to do so;

         (c) any mortgage, pledge or lien or granting of a security interest in or other encumbrance on any of its assets, tangible or intangible, except for (i) those exceptions to title listed in the Disclosure Letter, (ii) mechanics', carriers', workers' repairs, and other similar liens arising or incurred in the ordinary course of business which relate to obligations not yet due or delinquent, and (iii) liens on equipment or goods acquired or held in the ordinary course of business, incurred solely to secure purchase money financing for the equipment or goods ("Permitted Exceptions");

         (d) the sale, transfer, lease, license, abandonment or other disposition, other than in the ordinary course of business consistent with past practice, of any of its assets, tangible or intangible;

         (e) any damage, destruction or loss in its assets which, in the aggregate, exceeds Five Thousand Dollars ($5,000) (whether or not covered by insurance);

         (f) any transaction or transactions to which Wireless Domain was a party having, individually or in the aggregate, a material adverse affect on the financial condition or operations of Wireless Domain;

         (g) any change in accounting practices or any change in depreciation or amortization policies or rates;

         (h) any cancellation of any debts owed or claims held by Wireless Domain in excess of Five Thousand Dollars ($5,000) in the aggregate;

         (i) any disposal or lapse of any intellectual property held by Wireless Domain or used by Wireless Domain which could have a material adverse affect on the financial condition or operations of Wireless Domain;

         (j) any authorization of any capital expenditures which, individually, involve an excess of Twenty-Five Thousand Dollars ($25,000);

         (k) any loss of any customers or suppliers which, either individually or in the aggregate, could have a material adverse affect on the financial condition or operations of Wireless Domain;

         (l) any agreement by Wireless Domain to take any of the actions described in paragraphs (a) through (k) above.

         2.18 RECEIPT OF TELULAR INFORMATION. The Wireless Domain Stockholders have received and reviewed copies of Telular's annual report on Securities and Exchange Commission ("SEC") Form 10-K for the fiscal year ended September 30, 1996, Telular's proxy statement for its January 1997 annual meeting, Telular's quarterly reports on SEC Form 10-Q for the periods ended December 31, 1996, March 31, 1997, and June 30, 1997, and Telular's current reports on SEC Form 8-K dated April 25, 1997, and July 1, 1997 (collectively, the "Telular Information").

         2.19    SHARE RESTRICTIONS.

         (a) The Wireless Domain Stockholders understand that because the Telular Shares have not been registered under the Securities Act or any other applicable securities laws they cannot dispose of any or all of the Telular Shares unless such Telular Shares are subsequently registered under the Securities Act or other applicable securities laws or exemptions from such registration are available.

         (b) The Wireless Domain Stockholders understand that each certificate representing the Telular Shares will bear the following legend or one substantially similar thereto:

                 The shares represented by this certificate have not been registered under the United States Securities Act of 1933, as amended, or any other applicable securities laws. These shares have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under applicable securities laws or an opinion of counsel satisfactory to the corporation that registration is not required under such laws.

At such time as the transfer restrictions under the Securities Act of 1933 cease to apply to any Telular Shares, Telular shall, at the request of any Wireless Domain Stockholder, cause the foregoing legend to be removed from the certificates evidencing such Telular Shares held by such Wireless Domain Stockholders.

         2.20    ADDITIONAL REPRESENTATIONS.

         (a) The Wireless Domain Stockholders have no plan or intention to dispose of the Telular Shares.

         (b) The liabilities of Wireless Domain assumed by TWD and the liabilities to which the transferred assets of Wireless Domain are subject were incurred by Wireless Domain in the ordinary course of its business.

         2.21 NO MISLEADING STATEMENTS. The representations and warranties made by the Wireless Domain Stockholders in this Agreement, and the information contained in all exhibits, schedules, lists, certificates, financial statements and other documents and information furnished or to be furnished by Wireless Domain or the Wireless Domain Stockholders pursuant hereto, collectively, when read together, do not and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary in order to make the statements contained or to be contained herein or therein, not false or misleading.


                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF TELULAR AND TWD

                 As a material inducement to Wireless Domain and the Wireless Domain Stockholders to enter into and perform their obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore or hereafter made by Wireless Domain, Telular and TWD hereby represent and warrant to Wireless Domain and the Wireless Domain Stockholders as follows:

         3.01    ORGANIZATION AND AUTHORITY.

         (a) Telular is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Telular has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the businesses which are currently conducted by it. The copies of the Certificate of Incorporation and By-laws of Telular, as amended to date, which have been made available to Wireless Domain, are correct and complete.

         (b) TWD is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and in all other jurisdictions where the conduct of its respective business requires it to be so qualified and has the requisite corporate power to own its respective properties and assets and to carry on its respective business as it is now being conducted.

         3.02 CORPORATION AUTHORIZATION. Each of Telular and TWD has all requisite corporate power, authority and capacity to enter into this Agreement and any other agreements required to be entered into by it hereby, and each of Telular and TWD has the requisite power, authority and capacity to take, perform and execute all proceedings, acts and instruments required by it to consummate the merger and to fulfill its obligations under this Agreement and any other agreements contemplated hereby. The execution and delivery by Telular and TWD of this Agreement and any other agreements, documents and instruments to be executed and delivered by Telular or TWD pursuant hereto, and the consummation by Telular and TWD of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of each of Telular and TWD and the sole stockholder of TWD, and no other corporate proceedings on the part of Telular or TWD are necessary under any provision of law to authorize the execution and delivery by Telular and TWD of this Agreement and any other agreements, documents and instruments to be executed and delivered by Telular or TWD pursuant hereto or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Telular and TWD. This Agreement and any agreement, document and instrument to be executed and delivered by Telular or TWD pursuant to this Agreement constitute the valid and binding agreements of Telular and TWD, enforceable against each of them in accordance with their respective terms, except to the extent that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or to the discretion of the court before which any proceeding therefor may be brought.

         3.03 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery by Telular and TWD of this Agreement and the agreements, documents and instruments to be executed and delivered by Telular or TWD pursuant hereto and the consummation by Telular of the transactions contemplated hereby will not
(a) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Telular or TWD; (b) violate or conflict with any order, injunction, decree, statute, rule, ordinance or regulation applicable to Telular or TWD or by which its properties or assets may be bound; (c) require any filing with, or permit, consent or approval of, any public governmental or regulatory body, agency or authority, labor organization or private person; or (d) result in a violation or breach of, or constitute, or with giving of notice or lapse of time or both constitute, a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, contract, agreement, collective bargaining agreement, instrument or other arrangement to which Telular or TWD is a party or by which either of them or any of its properties or assets may be bound.

         3.04 LEGAL PROCEEDINGS. There is no proceeding pending or, to the knowledge of Telular and TWD, threatened against Telular or TWD of any kind which questions or challenges the validity of this Agreement or that, if adversely determined, would materially adversely affect the ability of Telular or TWD to perform its obligations hereunder. Neither Telular nor TWD is in default with respect to any judgment, order, writ, injunction, decree or consent of any court or other judicial authority, excluding such defaults which would not have a material adverse affect on the ability of Telular or TWD to perform its obligations hereunder.

         3.05 TELULAR SHARES. The Telular Shares will be duly and validly issued, fully paid and nonassessable. Upon delivery of certificates for the Telular Shares, pursuant to the terms of this Agreement, the Wireless Domain Stockholders will hold valid and marketable title to the Telular Shares, free and clear of all Liens (other than Liens created by the Wireless Domain Stockholders and any restrictions on transfer provided herein).

         3.06 ADDITIONAL REPRESENTATIONS

                 (a) TWD has no plan or intention to issue additional shares of its stock that would result in Telular losing control of TWD within the meaning of Section 368(c)(1) of the Code.

                 (b) Neither Telular nor TWD has any plan or intention to discontinue Wireless Domain's historic business or to discontinue the use of a significant portion of Wireless Domain's historic assets in that business.

                 (c) Neither Telular nor TWD has any plan or intention to sell or otherwise dispose of any of the assets of Wireless Domain acquired in the transaction, except for dispositions made in the ordinary course of business.

                 (d) Telular has no plan or intention to reacquire any of its stock issued in the transaction.

         3.07 NO MISLEADING STATEMENTS. The representations and warranties made by Telular and TWD in this Agreement, and the information contained in the Telular Information, collectively, when taken together, do not and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary in order to make the statements contained or to be contained herein or therein, not false or misleading.

                                   ARTICLE IV
                CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

         4.01 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Wireless Domain shall conduct its business according to the ordinary and usual course consistent with past and current practices and shall use its best efforts to maintain and preserve its business organization, employees, and advantageous business relationships and retain the services of its officers and key employees.

         4.02 FORBEARANCES BY WIRELESS DOMAIN. Except as expressly contemplated by this Agreement, without the prior consent of

Telular, during the period from the date of this Agreement to the Effective Time, Wireless Domain shall not:

         (a) Enter into or amend any Employee Plan or any employment, severance, or similar agreements or arrangements with any director, officer, key employee, or consultant; provided, however, that Wireless Domain may engage an investment banker or other financial consultant to issue a fairness opinion to Wireless Domain with respect to the fairness to Wireless Domain's stockholders of this Merger from a financial point of view;

         (b) (i) Authorize, recommend, propose, or announce an intention to authorize, recommend, or propose, or enter into an agreement in principle with respect to, any merger, consolidation, or acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business; (ii) Enter into any contract or commitment involving annual consideration in excess of $75,000; (iii) Make any material change in its buildings, leasehold improvements or fixtures;

         (c) Propose or adopt any amendments to its certificate of incorporation or by-laws;

         (d) Issue any shares of capital stock or effect any stock split or otherwise change its capitalization as it existed as of the date hereof, except pursuant to any exercisable stock options;

         (e) Grant, confer, or award any options, warrants, conversion rights, or other rights not existing on the date hereof to acquire any shares of its capital stock;

         (f)     Purchase or redeem any shares of its capital stock;

         (g) Agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction, or take or omit to take any other act which would make any of the Wireless Domain Stockholders' representations and warranties untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act;

         (h) Directly or indirectly (including through its officers, directors, employees, or other representatives) initiate, solicit, or encourage any discussions, inquiries, or proposals with any party (other than Telular) relating to the disposition of any significant portion of the business or assets of Wireless Domain or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of Wireless Domain or the merger of Wireless Domain with any person, corporation, partnership, business trust, or other entity (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information (other than information required to be given under applicable law, rule or regulation) or assistance or negotiate with any such person with respect to an Acquisition Transaction;

         (i) Take any actions, or fail to take any actions that alone, or together with any other action or inaction, shall create, alter, or eliminate any rights, benefits, obligations, or liabilities of any person (including, but not limited to the participants, beneficiaries, Wireless Domain or, after the Merger, the Surviving Corporation) with respect to any Employee Plans or Policies.

With respect to any written request by Wireless Domain for Telular's consent to any nonpermitted action of Wireless Domain, Wireless Domain shall be entitled conclusively to presume that Telular has consented to any such action unless Wireless Domain shall have received Telular's written objection to such action within two (2) Business Days after the date of Telular's receipt of such written request.

         4.03 NOTICE OF PROCEEDINGS. Each of Wireless Domain and Telular promptly will notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transaction if consummated.

         4.04 INTERIM FINANCIAL STATEMENTS. Wireless Domain shall deliver to Telular unaudited interim consolidated financial statements for Wireless Domain within fifteen (15) Business Days after the close of each of its monthly accounting periods that occurs after September 30, 1997, and before the Closing Date.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

         5.01 STOCKHOLDER APPROVALS. Within fifteen (15) days of the date of this Agreement, Wireless Domain shall obtain the written consent of its stockholders to the Merger. Each of Telular and the Wireless Domain Stockholders covenants and agrees that he or it will grant his or its consent to, or vote all of their shares of Wireless Domain Common Stock to approve, the transactions contemplated by this Agreement.

         5.02 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date, each party shall promptly notify the other party of any material change known to it in its business, operations, or prospects and of any governmental complaints, investigations, or hearings or communications indicating that the same may be contemplated, or the institution or the overt threat of material litigation or administrative or other claim involving such party, and shall keep the other party fully informed of such events.

         5.03 EXPENSES. Except as otherwise expressly provided herein each party hereto shall bear its own legal, accounting, and other costs and expenses incident to preparing, entering into, and carrying out this Agreement and consummating the Merger.

         5.04 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including, without limitation, using its reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using its reasonable efforts to satisfy the conditions to the Closing with respect to such party set forth herein. Wireless Domain and Telular shall use their reasonable efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of any of the parties, desirable for the consummation of the transactions contemplated by this Agreement.

         5.05 PRESS RELEASES. Wireless Domain and Telular shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby prior to any public dissemination of same.

         5.06 COVENANT TO SATISFY CONDITIONS. Each of Wireless Domain, Telular, TWD and the Wireless Domain Stockholders shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

         5.07 ADDITIONAL UNDERTAKINGS - COMPLIANCE WITH CODE SECTION 368(A)(1)(4). Each of the Wireless Domain Stockholders, TWD, Telular, and Wireless Domain hereby acknowledge that the parties hereto intend that the overall reorganization contemplated by this Agreement will qualify as a "reorganization" as described in Section 368(a)(1)(4) of the Code. Each Stockholder, TWD, Telular, and Wireless Domain hereby agree to use their best efforts to take all actions necessary or appropriate to ensure that the transactions undertaken pursuant to this Agreement qualify as a "reorganization" as described in Section 368(a)(1)(4) of the Code. In addition, each Wireless Domain Stockholder, TWD, Telular, and Wireless Domain hereby agree to refrain from taking any actions that are known by such party to be, or that clearly are, inconsistent with such qualification. The obligations of the parties under the preceding sentence shall include, without limitation, the obligation to refrain from: (a) taking any position on any Tax Return that is inconsistent with the transactions undertaken pursuant to this Agreement qualifying as a "reorganization" as described in Section 368(a)(1)(4) of the Code; and (b) in the case of TWD and Telular, providing any consideration with respect to the Wireless Domain Common Stock other than as expressly provided for herein.

         5.08 EMPLOYMENT AGREEMENTS. At the Time of Closing each of Dan Giacopelli, Jeffrey Hickey and Rex Nathanson shall enter into, and TWD shall use its best efforts to cause Jerome Deutsch to enter into, an employment agreement with Telular in the form set forth in Exhibit A. Simultaneous with the execution of each such employment agreement, such persons and TWD shall terminate their existing employment agreements.

         5.09 STOCKHOLDER GUARANTEES. Promptly following the Closing, Telular shall offer its corporate guarantee in substitution for the personal guarantee heretofore given by Dan Giacopelli to secure the obligations of Wireless Domain on the equipment leases identified in the Disclosure Letter as having been guaranteed by Mr. Giacopelli. Telular shall use reasonable commercial efforts to secure a release of Mr. Giacopelli from such guarantee in exchange therefor; provided, however, that Telular shall not be required to offer or provide a guarantee for more than $70,000 of such obligations. "Reasonable commercial efforts" shall include prepayment of such leases in the event that Telular is not otherwise able to obtain such a release within 30 days after the Closing.

                                   ARTICLE VI
                             TRANSFER RESTRICTIONS

         6.01 RESTRICTIONS UPON TRANSFER. Without limitation of any other restriction upon transfer specified here, or by operation of law, no Stockholder shall offer, sell, transfer, assign, hypothecate, pledge, give or otherwise dispose of ("Transfer") any Telular Shares, except for Permitted Transfers defined in Section 6.03, and except as provided below:

         (a) Prior to the first anniversary of the Closing Date, and subject to any legal restrictions upon Transfer, a Stockholder may Transfer up to fifteen percent (15%) of the Telular Shares acquired by such Stockholder pursuant to this Agreement;

         (b) On or after the first anniversary of the Closing Date, and prior to the second anniversary of the Closing Date, and subject to any legal restrictions upon Transfer, a Stockholder may Transfer up to forty-five percent (45%) of the Telular Shares acquired by such Stockholder pursuant to this Agreement (less any Telular Shares Transferred pursuant to Subsection (a) hereof);

         (c) On or after the second anniversary of the Closing Date, and prior to the third anniversary of the Closing Date, and subject to any legal restrictions upon Transfer, a Stockholder may Transfer up to eighty percent (80%) of the Telular Shares acquired by such Stockholder pursuant to this Agreement (less any Telular Shares Transferred pursuant to Subsections (a) and
(b) hereof);

         (d) On or after the third anniversary of the Closing Date, and subject to any legal restrictions upon Transfer, a Stockholder may transfer any and all Telular Shares acquired by such Stockholder pursuant to this Agreement;

         (e) The percentage of shares that may be Transferred at any time prior to third anniversary of the Closing Date shall be increased by five percentage points upon the achievement by Telular of each of the following milestones:

                 (i) Production of at least 5,000 voice-only SX2(e) TDMA units (or any other task reasonably substituted therefor by Telular) on or before April 15, 1998;

                 (ii) Production of at least 5,000 voice-only SX2(e) CDMA units (or any other task reasonably substituted therefor by Telular) on or before May 15, 1998;

                 (iii) Production of at least 5,000 voice-only SX2(e) DCS-1800 units (or any other task reasonably substituted therefor by Telular) on or before June 30, 1998;

                 (iv) Production of at least 5,000 SX4 GSM units (or any other task reasonably substituted therefor by Telular) on or before October 15, 1998; and

                 (v) Production of at least 5,000 SX4 DCS-1800 units (or any other task reasonably substituted therefor by Telular) on or before November 1, 1998; and

         (f) The restrictions of this Section 6.01 shall cease to apply upon the sale of all or substantially all of the assets of Telular, the merger of Telular with or into another entity if the stockholders of Telular immediately prior to such merger do not constitute a majority of the stockholders of the surviving entity, or the acquisition by any one person, or group of persons acting in concert, of more than 50% of the voting stock of Telular, on a fully-diluted basis.

         6.02 LEGENDING OF CERTIFICATES. Each Wireless Domain Stockholder hereby consents to the placement on any certificates representing ownership of Telular Shares the transfer of which is restricted under Section 6.01 of the following restrictive legend:

                 The securities represented by this certificate are subject to an Agreement and Plan of Merger dated November 10, 1997 (including any amendments adopted after such date), a copy of which is available for examination at the principal offices of the Telular Corporation, and may not be offered, sold, transferred, hypothecated, pledged, given or otherwise disposed of except in accordance with the terms of such Agreement. Telular Corporation will not effectuate transfers of this stock except in accordance with the provisions of such Agreement.

At such time as the transfer restrictions of Section 6.01 cease to apply to any Telular Shares, Telular shall, at the request of any Wireless Domain Stockholder, cause the foregoing legend to be removed from the certificates evidencing such Telular Shares held by such Wireless Domain Stockholders.

         6.03 PERMITTED TRANSFER. "Permitted Transfer" shall mean: a Transfer made at any time to such person's estate or heirs at law, whether by devise, bequest, or the laws of intestate succession, provided that the recipient agrees to be bound by the terms of the Agreement.

                                  ARTICLE VII
                               CERTAIN CONDITIONS

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver on or prior to the Closing Date of all of the following conditions:

         (a) This Agreement shall have received the approval of all of the Wireless Domain Stockholders at the meeting of stockholders called for the purpose of approving the Merger.

         (b) This Agreement and the transactions contemplated hereby shall have been approved by each federal and/or state regulatory agency whose approval is required for consummation of the transactions contemplated hereby.

         (c) Wireless Domain, the Wireless Domain Stockholders, Telular, and TWD shall not be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger, and the Merger and other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

         (d) No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement which, in the reasonable opinion of Telular or Wireless Domain, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or an award of such substantial damages.

         (e) None of the parties to this Agreement shall have received written notice from any governmental body of its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby.

         (f) The Telular Shares shall have been approved by NASDAQ for listing.

         7.02 CONDITIONS TO OBLIGATIONS OF WIRELESS DOMAIN. The obligations of Wireless Domain to effect the Merger shall be subject to the fulfillment or waiver on or prior to the Closing Date of all of the following additional conditions:

         (a) The representations and warranties of Telular and TWD made herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii) for the effect of transactions contemplated by this Agreement).

         (b) Telular and TWD shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

         (c) Telular and TWD shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation of the Merger.

         7.03 CONDITIONS TO OBLIGATIONS OF TELULAR AND TWD. The obligations of Telular and TWD to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of all of the following additional conditions:

         (a) The representations and warranties of the Wireless Domain Stockholders made herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of transactions contemplated by this Agreement).

         (b) Wireless Domain shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

         (c) Wireless Domain shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation of the Merger.

         (d) Each of Dan Giacopelli, Jeffrey Hickey and Rex Nathanson shall have entered into an employment agreement with Telular in accordance with
Section 5.08, and Wireless Domain shall have used its best efforts to cause Jerome Deutsch to enter into such an employment agreement.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT, AND WAIVER

         8.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of Wireless Domain:

         (a)     By mutual consent of Wireless Domain and Telular;

         (b) By Wireless Domain or Telular at anytime after November 30, 1997, if the Merger shall not theretofore have been consummated;

         (c) By Telular or TWD, in the event of a material breach by Wireless Domain or any Wireless Domain Stockholder of any representation, warranty, or agreement contained in this Agreement, which breach is not cured within 15 days after written notice thereof is given to the party committing such breach or waived by such other party; or

         (d) By Wireless Domain or the Wireless Domain Stockholders, in the event of a material breach by Telular or TWD of any representation, warranty, or agreement contained in this Agreement, which breach is not cured within 15 days after written notice thereof is given to the party committing such breach or waived by such other party.

         8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and without further effect and there shall be no liability on the part of any party hereto or the respective officers and directors of any party, except as set forth in Section 5.03 (respecting payment of certain expenses) and except that nothing herein shall relieve any party from liability for any breach of any representation, warranty, or covenant contained herein.

         8.03 AMENDMENT. This Agreement and the Exhibits hereto may be amended by Wireless Domain and Telular at any time before or after approval of this Agreement by the stockholders of Wireless Domain; provided, however, that after any such approval no such modification shall (i) alter the amount or change the form of the consideration contemplated by this Agreement to be received by stockholders of Wireless Domain or (ii) alter or change any of the terms of this Agreement if such alteration or change would materially and adversely affect the stockholders of Wireless Domain. This Agreement may not be amended except by an instrument in writing signed by Wireless Domain and Telular.

         8.04 WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof.

                                   ARTICLE IX

                    REGISTRATION AND SALE OF TELULAR STOCK.

         9.01 REGISTRATION. Within 30 days after the Closing Date and at Telular's sole expense, Telular shall file with the SEC a registration statement for the resale by the Wireless Domain Stockholders of the Telular Shares (a "Registration Statement"). Telular shall use its best efforts to cause each Registration Statement to become effective within 90 days after the date upon which it is filed with the SEC, and to remain in effect thereafter until the earlier of (i) the second anniversary of the date upon which it becomes effective and (ii) the sale by the Wireless Domain Stockholders of all of the Telular Shares covered thereby. Telular shall at Telular's sole expense cause all Telular Shares to be registered for sale, or qualify from exemption from such registration, under any applicable state securities law.

         9.02 NOTIFICATION. Telular shall immediately notify the Wireless Domain Stockholders (i) at any time when a prospectus relating thereto is required to be delivered under the Securities Act of 1933 (the "Securities Act"), (ii) of the receipt by Telular of any notification with respect to the suspension of the qualification of the Telular Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (iii) of the happening of any event which comes to Telular's attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in each such case, Telular will promptly prepare and furnish to the Wireless Domain Stockholders a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Telular Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         9.03 SUSPENSION OF SALES. Upon receipt of any notice from Telular of the happening of any event of the kind described in Section 9.02, the Wireless Domain Stockholders shall forthwith discontinue disposition of Telular Shares pursuant to any Registration Statement until the Wireless Domain Stockholders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 9.02, and, if so directed by Telular, the Wireless Domain Stockholders shall deliver to Telular (at Telular's expense) all copies, other than permanent file copies, then in the Wireless Domain Stockholders' possession, of the prospectus covering such Telular Shares current at the time of receipt of such notice. In the event Telular shall give any such notice, the period mentioned in Section 9.02 shall be extended by the greater of (i) one month or (ii) the number of days during the period from and including the date of the giving of such notice pursuant to Section 9.02 to and including the date when the Wireless Domain Stockholders shall have received the copies of the supplemented or amended prospectus contemplated by Section 9.02.

         9.04 INSPECTION. Telular shall make available for inspection by the Wireless Domain Stockholders in connection with its sale of any Telular Shares, by any underwriter participating in any disposition pursuant to such registration statement and amendment thereto, and by any attorney, accountant or other agent retained by the Wireless Domain Stockholders or such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of Telular and its subsidiaries, if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of Telular and its subsidiaries to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement and amendments thereto.

         9.05 PROVISION OF INFORMATION. Promptly prior to the filing of any document which is to be incorporated by reference into any Registration Statement or the prospectus included therein (after initial filing of such Registration Statement), Telular shall provide copies of such document to counsel to the Wireless Domain Stockholders and to its managing underwriters, if any, and make Telular's representatives available for discussion of such document.

         9.06 DISCLOSURE BY THE WIRELESS DOMAIN STOCKHOLDERS. It shall be a condition precedent to the obligation of Telular to take any action pursuant to this Article IX that the Wireless Domain Stockholders shall furnish to Telular such information regarding the securities held by the Wireless Domain Stockholders and the intended method of disposition thereof as Telular shall reasonably request and as shall be required in connection with the action taken by Telular.

         9.07    INDEMNIFICATION.

                          (a) Indemnification by Telular. With respect to any Registration Statement filed by Telular pursuant to Section 9.01, Telular will, and it hereby does, indemnify and hold harmless, to the full extent permitted by law, the Wireless Domain Stockholders and each other person, if any, is controlled by the Wireless Domain Stockholders within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act of 1934, as amended (the "Exchange Act") (for purposes of this Section 9.07(a), an "Indemnified Person"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with Telular's consent) to which such Indemnified Person may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in such Registration Statement, any preliminary, final or summary prospectus combined therein, or any amendment or supplement thereto, (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (C) any violation by Telular of any federal, state or common law rule or regulation applicable to Telular and relating to action required of or inaction by Telular in connection with any such registration, and, in each case, Telular will reimburse such Indemnified Person for any reasonable legal or any other expenses reasonably incurred by him, her or it in connection with investigating or defending such loss, claim, liability, action or proceeding; provided, however, that Telular shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense is caused by any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to Telular through an instrument duly executed by such Indemnified Person specifically stating that it is for inclusion therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Person and shall survive the transfer of such securities by such Indemnified Person.

                          (b) Indemnification by Wireless Domain Stockholders. Telular may require, as a condition to including any Telular Shares owned by the Wireless Domain Stockholders in any Registration Statement, that Telular shall have received an undertaking reasonably satisfactory to it from the Wireless Domain Stockholders, each other person registering Telular securities pursuant to such Registration Statement or any underwriter or selling agent, to severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in subsection (a) of this Section 9.07) Telular and its directors, officers, controlling persons, any underwriter or selling agent and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons (for purposes of this Section 9.07(b), "Indemnified Persons") but only with respect to (A) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any such Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case in reliance upon and in conformity with written information furnished to Telular or its representatives through an instrument duly executed by or on behalf of such Holder, other selling person or underwriter or selling agent specifically stating that it is for inclusion therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Persons and shall survive the transfer of such securities by such indemnifying party; provided, however, that no such indemnifying party shall be liable under this
         Section 9.07(b) for any amounts exceeding the product of the purchase price per share and the number of Telular Shares being sold pursuant to such registration statement or prospectus by such indemnifying party.

                          (c) Third Party Claims; No Limitations. The provisions of Section 10.02 of this Agreement shall apply, and the provisions of Section 10.03 of this Agreement shall not apply, in respect of indemnification pursuant to this Section 9.07.

                                   ARTICLE X
                               GENERAL PROVISIONS

         10.01   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
Except as set forth in the last sentence of this Section 10.01, the representations and warranties of the Parties contained in this Agreement and in any document or certificate given pursuant hereto shall survive the Closing and continue for a period of 18 months after the Closing Date. Any right of indemnification pursuant to Article X with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached (the "Termination Date"), unless on or prior to the Termination Date a Claim Notice (as hereinafter defined) has been made to the party from whom indemnification is sought. Provided that a Claim Notice is timely made, the right to indemnification may continue to be asserted beyond the Termination Date of the representation and warranty to which such Claim Notice relates. As used in this Agreement, a "Claim Notice" means a written notice asserting a breach of a representation or warranty specified in this Agreement which reasonably sets forth, in light of the information then known to the party giving such notice, a description of, and estimate (if it is then reasonable to make an estimate) of the amount involved in, such breach. Notwithstanding anything in this Section 10.01 to the contrary, the representations and warranties made by the Wireless Domain Stockholders pursuant to Section 2.10 shall survive for a period coterminous with any applicable statute of limitations, and the representations and warranties made by Telular and TWD pursuant to Section 3.05 shall survive indefinitely.

         10.02   INDEMNIFICATION FOR BREACHES OF WARRANTY, ETC.

         (a) Subject to the limitations set forth in Section 10.03, the Wireless Domain Stockholders shall indemnify and save harmless Telular and its affiliates, beneficiaries, successors, subsidiaries, directors, officers, employees, agents and representatives (such parties shall be collectively referred to herein as the "Telular Indemnified Parties"), effective as of and from the Closing Date, from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses (including, without limitation, the disbursements, expenses and reasonable fees of its attorneys) (hereinafter in this Article X called "Claims") which may be made or brought against a Telular Indemnified Party, or which it may suffer or incur, as a result of, in respect of, or arising out of any non-fulfillment of any covenant or agreement on the part of the Wireless Domain Stockholders under this Agreement or any incorrectness in or breach of any representation or warranty of the Wireless Domain Stockholders contained herein or in any certificate furnished pursuant hereto or thereto.

         (b) Subject to the limitations set forth in Section 10.03, Telular shall indemnify and save harmless the Wireless Domain Stockholders and their beneficiaries, successors, agents and representatives (such parties shall be collectively referred to herein as the "Wireless Domain Indemnified Parties"), effective as of and from the Closing Date, from and against any Claims which may be made or brought against any Wireless Domain Indemnified Party, or which they may suffer or incur, as a result of, in respect of, or arising out of, any non-fulfillment of any covenant or agreement on the part of Telular under this Agreement or any incorrectness in or breach of any representation or warranty of Telular contained herein or in any certificate furnished pursuant hereto.

         (c) If any action, suit, investigation or proceeding shall be brought or asserted by any third party (a "Third Party Claim") against a Telular Indemnified Party or a Wireless Domain Indemnified Party, respectively (each, an "Indemnified Party"), in respect of which indemnity may be sought under Subsections 10.02(a) or 10.02(b) from the relevant indemnifying person or any successor thereto (the "Indemnifying Party"), then the Third Party Claim shall be subject to the following terms and conditions:

                 (i) The Indemnified Party shall promptly provide written notice of any Third Party Claim asserted against, resulting to, imposed upon or incurred by the Indemnified Party to the Indemnifying Party. The Indemnifying Party, upon receiving such written notice, may at its own expense undertake the defense of such Third Party Claim by counsel of its own choosing, which shall be reasonably acceptable to the Indemnified Party; provided, that, the Indemnified Party shall have the right to employ separate counsel to participate in (but not control) the defense of any such action, suit, claim or proceeding, but the disbursements, expenses and fees of such separate counsel shall be at the expense of the Indemnified Party.

                 (ii) If within twenty (20) business days after written notice of any Third Party Claim has been provided to the Indemnifying Party, the Indemnifying Party fails to defend the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party.

                 (iii) Anything in this Subsection 10.02(c) to the contrary notwithstanding, (a) if there is a reasonable probability in the Indemnified Party's judgment that the Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, co-defend, compromise or settle such Third Party Claim and (b) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to entry of any judgment relating to any such Third Party Claim, which settlement, compromise or judgment does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liabilities in respect of such Third Party Claim.

                 (iv) The Indemnifying Party shall provide the Indemnified Party with access to all records and documents of the Indemnifying Party relating to any Third Party Claim. The Indemnified Party shall provide the Indemnifying Party with access to all records and documents of the Indemnified Party relating to any Third Party Claim.

         10.03 QUALIFICATIONS WITH RESPECT TO SUBSECTIONS 10.02(A) AND 10.02(B). The obligations of indemnification in respect of Claims set forth in Subsections 10.02(a) and 10.02(b) shall be subject to the following limitations: (i) such obligations shall be subject to the limitation set forth in Section 10.01 respecting the survival of the representations and warranties of the parties; (ii) such obligations shall be subject to Subsection 10.02(c);
(iii) such obligations shall not be applicable unless and until the aggregate amount of claims by the party seeking indemnification exceeds One Hundred Thousand Dollars ($100,000), in which event the right of indemnification shall apply to the full amount of such Claims and not only those in excess of One Hundred Thousand Dollars ($100,000); and (iv) in any claim for indemnification against a Wireless Domain Shareholder, Telular and TWD shall have recourse only against the Telular Shares received by such Wireless Domain Shareholder under this Agreement, or the proceeds thereof, and shall not have recourse against any other assets of such Wireless Domain Shareholder.

         10.04 NO ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies whatsoever under or by reason of this Agreement. Neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned by Telular or TWD without the prior written consent of the Wireless Domain Stockholders, or by the Wireless Domain Stockholders without the prior written consent of Telular, and any purported transfer or assignment in violation of this Section 10.04 shall be void and of no effect; except that Telular may assign its rights (but not its obligations) hereunder to a wholly-owned, direct or indirect subsidiary of Telular without the Wireless Domain Stockholders' consent, provided that, following any such assignment by Telular, Telular shall remain primarily liable to fulfill its liabilities and obligations hereunder.

         10.05 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

         10.06 NO IMPLIED WAIVER. No failure or delay on the part of either party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other further exercise thereof or the exercise of any other right, power, or privilege.

         10.07 HEADINGS. Article, section, subsection, and paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

         10.08 ENTIRE AGREEMENT. Except for the Confidentiality Agreement, this Agreement, and the Exhibits hereto constitute the entire agreement between and among the parties with respect to the subject matter hereof, and supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings, or other agreements or understandings with respect thereto.

         10.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         10.10 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to be duly given (a) on the date delivered if delivered personally or sent by facsimile transmission or (b) on the date received if mailed by registered or certified mail (return receipt requested), or by nationally recognized overnight courier service, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


If to Wireless Domain or the
Wireless Domain Stockholders:

Telular-WD Corporation
580 Old Willets Path
Hauppage, NY 11788
Fax:  (516) 234-8474
Attention: Dan Giacopelli (or name of Wireless Domain Stockholder)

Copy to:

Lowenthal, Landau, Fischer & Bring, P.C.
250 Park Avenue
New York, NY 10177
Fax:  (212) 986-0604
Attention: Martin R. Bring, Esq.

If to Telular or TWD:

Telular Corporation
647 North Lakeview Parkway
Vernon Hills, IL  60061
Attention:  Kenneth Millard
Facsimile # 847-247-9577

Copy to:

Covington & Burling
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Fax:  (202) 778-5258
Attention: Michael Cutler, Esq.

provided, however, that the providing of notice to counsel shall not, of itself, be deemed the providing of notice to a party hereto.

         10.11 GOVERNING LAW. This Agreement shall be governed by and controlled as to validity, enforcement, interpretation, effect, and in all other respects by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

         10.12 WAIVER OF JURY TRIAL. Telular, TWD, Wireless Domain, and the Wireless Domain Stockholders specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or crossclaim against the other arising out of or connected in any way to this Agreement because the parties hereto, each of whom are represented by counsel, believe that the complex commercial aspects of their dealing with one another make a jury determination neither desirable nor appropriate.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the 10th day of November, 1997.


WIRELESS DOMAIN INCORPORATED


By:
   ------------------------------
         Dan Giacopelli
         President and CEO

TELULAR CORPORATION


By:
   ------------------------------
         Kenneth Millard
         President and CEO

TELULAR-WD CORPORATION



By:
   ------------------------------
         Kenneth Millard
         President and CEO


WIRELESS DOMAIN STOCKHOLDERS:


---------------------------------
Dan Giacopelli


---------------------------------
Jeffrey Hickey


---------------------------------
Rex Nathanson


---------------------------------
Alvin Taylor


---------------------------------
Frank Bianchini